EXHIBIT 99.1

          [BARNETT LOGO]

          BARNETT BANKS, INC.
          FOR FURTHER INFORMATION:

          MEDIA                     ANALYSTS
          BOB STICKLER           JOHN GLOVER
          791-5437--OFFICE  791-7627--OFFICE
          396-9284--HOME      981-0031--HOME
          AREA CODE 904        AREA CODE 904

          FOR IMMEDIATE RELEASE
          September 23, 1997

          BARNETT EXPECTS STOCK PRICE RELATED EXPENSES

                    JACKSONVILLE, Fla. -- As a result of the marked increase in its stock price, Barnett Banks, Inc. anticipates taking an after-tax charge to third quarter earnings of $45 million to $55 million.

                    The company's stock option plan is subject to variable accounting rules requiring a quarterly expense accrual to be recognized for stock price appreciation. The third quater charge will cover the increased value of stock options and certain other benefits related to the increase in the value of the company's common shares.

                    Barnett signed a definitive agreement on August 29, 1997 to merge with NationsBank Corporation.

                    The actual charge will depend on the stock price as of September 30, 1997. Excluding this charge, third quarter earnings are expected to be consistent with prior quarter trends and analysts' expectations.

                    With $44 billion in assets, Barnett Banks, Inc. is the leading financial institution in Florida and ranked in the top 25 in the United States. The company provides a complete line of banking and related financial services to consumers and businesses. Barnett stock (BBI) is listed on the New York Stock Exchange.